EXHIBIT 10.1

                   RESEARCH, DEVELOPMENT AND LICENCE AGREEMENT
                           DATED MAY 11, 1999 BETWEEN
          PRAXIS PHARMACEUTICALS, INC. AND FAIRCHILD INTERNATIONAL INC.


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                   RESEARCH, DEVELOPMENT AND LICENCE AGREEMENT
                         DATED THE 11TH DAY OF MAY, 1999

BETWEEN:

                          PRAXIS PHARMACEUTICALS, INC.,
                     a body corporate incorporated pursuant
                        to the laws of the State of Utah,
                       one of the United States of America
                             and having an office at
                        ANUTECH Court, North Road, in the
                        City of Canberra, ACT, Australia
                                   ("Praxis")

                                     - and -

                 FAIRCHILD INTERNATIONAL INC., a body corporate
                      incorporated pursuant to the laws of
                    the Province of British Columbia, Canada
                             and having an office at
                          Suite 600, 595 Hornby Street,
                   City of Vancouver, British Columbia, Canada
                                  ("FAIRCHILD")


                  WHEREAS:



A. The Australian National University is the owner of certain patents related to the invention entitled "Phosphosugar-based anti-inflammatory and/or immunosuppressive drugs" and certain patent applications related to an invention entitled "Novel phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity" which are described in more detail herein;

B. ANUTECH PTY Ltd. ("Anutech"), the commercialization company of the Australian National University, has entered into an agreement as agent for and on behalf of the Australian National University with Praxis pursuant to which Praxis has been granted an exclusive licence for the use of the inventions described above in specified areas of application;

C.       Praxis has and intends to continue to conduct research and development

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related to the above described inventions;

D. Praxis wishes to obtain funding from FAIRCHILD to conduct research in the area of arthritis and dermal wrinkles and related to the above inventions;

E. FAIRCHILD wishes to obtain an exclusive, world-wide licence to make, use and sell products and processes developed by Praxis relating to arthritis and dermal wrinkles;

                  NOW THEREFORE, in consideration of the mutual terms and conditions contained herein, the parties hereto agree as follows:

                     PART I - DEFINITIONS AND INTERPRETATION

SECTION 1 - DEFINITIONS

                  In this Agreement, including this Section, the following defined terms have the meanings indicated:

         (a) "Anutech Licence Agreements" means the agreement entered into between Anutech and Praxis dated 27th October, 1997, a copy of which is attached hereto as Schedule "D";

         (b)      "Closing Date" means September 30th, 1999

         (c) "Confidential Information" means confidential or proprietary information, trade secrets, know-how and technical information related to the inventions claimed pursuant to the Patents and any other information disclosed in confidence by Praxis to FAIRCHILD or by FAIRCHILD to Praxis;

         (d)      "Field of Use" means arthritis and dermal wrinkles;

         (e) "Intellectual Property" means any and all methods, devices, techniques, discoveries, inventions (whether or not patentable), know-how, ideas,

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                                       -3-

                  processes, trade secrets and other proprietary information, including any patent right, copyright, trade secret or similar right;

         (f)      "Licensed Patent Applications" means:

                  (i) the patent applications relating to the invention entitled "Novel phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity", including United State Patent Application No. 08/953305, Australian Application No. 41866/97 and any patent applications filed now or in the future in any country which disclose and claim the same inventions or the priority of Australian Provisional Application PO 3098/96, filed October 18, 1996; and

                  (ii) all patent applications related to the New Intellectual Property;

         (g)      "Licensed Patents" means:

                  (i)      the patents described on Schedule "A" hereto;

                  (ii)     all patents issued out of the Patent Applications;

                  (iii) any patents issued in any country disclosing and claiming the same inventions as those claimed in the patents referred to in clauses (i) and (ii) hereof; and

                  (iv) all divisions, re-issues, re-examinations, continuations, renewals and extensions of the foregoing;

         (h) "Licensed Product" means any product the manufacture or use of which is covered by a Valid Claim;

         (i)      "Licensed Technology" means:

                  (i) the inventions disclosed and claimed in the Licensed Patent Applications and Licensed Patents;

                  (ii) any additional Intellectual Property related to the inventions referred to in clause (i), their description, use, or application; and

                  (iii) all Confidential Information in any way related to the inventions referred to in clause (i) hereof and the Intellectual Property referred to in clause (ii) hereof;

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         (j) "Net Revenue" means all consideration received by FAIRCHILD:

                  (i)      for the sale or other disposition of Licensed
                           Products; and

                  (ii) pursuant to the terms of any sublicences granted by FAIRCHILD in accordance with Section 11(3);

                  less the following:

                           (A) all costs incurred by FAIRCHILD in the development of Licensed Products, including, without limitation, payments made by FAIRCHILD to Praxis pursuant to Section 8, costs and expenses incurred by FAIRCHILD pursuant to Section 13 and expenses incurred by FAIRCHILD in connection with obtaining Regulatory Approvals, including those referred to in Section 17;

                           (B) all costs of direct materials, labour and overhead expenses required in the manufacture and production of Licensed Products;

                           (C) costs incurred by FAIRCHILD in connection with the marketing, selling and distribution of Licensed Products;

                           (D) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of Licensed Product;

                           (E) trade and quantity discounts or rebates actually allowed and taken; and

                           (F) credits or allowances given or made for rejection or return of previously sold Licensed Products;


         (k) "New Intellectual Property" means Intellectual Property that is developed by Praxis during the conduct of the Research Projects performed by Praxis in accordance with Section 8;

         (l) "Regulatory Approval" means any approvals, licenses, registrations or authorizations of any relevant authority having jurisdiction necessary for the development, use, importation, packaging, marketing, distribution, sale, storage and transportation of the Licensed Products;

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         (m)      "Research Projects" means the Research and Development
                  Projects relating to dermal wrinkles and arthritis conducted in accordance with Section 8;

         (n) "Shares" means shares in the capital stock of FAIRCHILD described as Class A Common and having the rights set out on Schedule "B" hereto;

         (o) "Valid Claim" means a claim of any issued and unexpired Licensed Patent which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or government body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or by abandonment.


SECTION 2 - GOVERNING LAW AND JURISDICTION

                  This Agreement shall be governed by and interpreted in

accordance with the laws in force in the Province of British Columbia. The parties hereby submit to the jurisdiction of the Courts of British Columbia.


SECTION 3 - CURRENCY

                  All monetary units, except as expressly stated otherwise in this Agreement, are in United States dollars.


SECTION 4 - AFFILIATES

                  For the purpose of this Agreement, a company is an Affiliate of a party if:

         (a) the party owns or controls, directly or indirectly, 50% or more of the voting stock of that company;

         (b) the party owns or controls, directly or indirectly, sufficient voting stock in that company to elect a majority of the directors of that company;

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         (c)      that company owns or controls, directly or indirectly, 50% or more of the voting stock of the party;

         (d) that company owns or controls, directly or indirectly, sufficient voting stock in the party to elect a majority of the directors of the party;

         (e) an organization owns or controls, directly or indirectly, 50% or more of the voting stock of the party and that company; or

         (f) an organizations owns or controls, directly or indirectly, sufficient voting stock in the party and the company to elect a majority of the directors of the party and that company.


SECTION 5 - SCHEDULES

                  The following Schedules are incorporated into and form part of this Agreement:

                           Schedule "A" - Patents
                           Schedule "B" - Share Rights
                           Schedule "C" - Research Projects
                           Schedule "D" - Anutech Licence


                      PART II - PURCHASE AND SALE OF SHARES

SECTION 6 - SUBSCRIPTION AND PURCHASE

(1) In consideration for the licensing rights to the Praxis Intellectual Property, FAIRCHILD hereby agrees to transfer, on or before the Closing Date, 260,000 pre-split shares or 2.6 million post-split shares of Fairchild International Inc. to Praxis, and guarantees that the Shares will be issued as fully paid up and non-accessible Shares; that the Shares be allotted and that a certificate for the Shares be issued to Praxis.

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(2) Praxis shall certify as at the Closing Date that the following representations and warranties are correct:

         (a) Praxis is engaged primarily in the business of developing a unique panel of natural carbohydrate based compounds and exploiting commercial applications of such;

         (b) there are no material lawsuits against Praxis, or its directors or officers that are related to the business of Praxis, nor, to the best of the knowledge of Praxis and its directors and officers are any being contemplated;

         (c) Praxis is current in all taxes owed, including payroll taxes, and on all debts, accounts payable and leases;

         (d) Praxis has provided copies of its most recent financial statements to FAIRCHILD and the information contained in such financial statements is complete and accurately reflects Praxis' situation, financial and otherwise;

         (e) a copy of every material executed lease, licence, partnership or collaboration agreement (whether technical, marketing, manufacturing or other) stockholder agreement, loan agreement, employment agreement, purchase and sale agreement has been provided to FAIRCHILD;

         (f) a comprehensive listing and description of all Intellectual Property in the name of Praxis or obtained by Praxis through licensing has been provided to FAIRCHILD as have copies of file wrappers for all Licensed Patent Applications and there are no existing or potential patent disputes of which Praxis is aware or for which Praxis has not provided full and complete disclosure to FAIRCHILD;

         (g) a complete and current listing of Praxis' capital structure and the terms and conditions associated therewith has been provided to FAIRCHILD, including a list of all shareholders, options, Warrants, puts and other instruments that may affect FAIRCHILD's equity position after shareholdings are fully diluted;

         (h) there are no material written or oral agreements with any other person or corporation pursuant to which Praxis or it directors or officers have agreed to do anything beyond the requirements of the formal written contracts referred to in clause (e);

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                                      -7-

         (i) the transfer of the Shares to Praxis contemplated by this Agreement will not constitute a breach of any contract or commitment to which FAIRCHILD is a party;

         (j)      Praxis has filed all necessary tax returns;

         (k) this Agreement has been duly authorized, executed and delivered by Praxis and is a legal, valid and binding obligations of Praxis enforceable by FAIRCHILD in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally;

         (l) the execution and delivery of this Agreement by Praxis and the completion of the transactions herein will not result in a breach or violation of any of the provisions of any obligation of Praxis under any contract to which Praxis may be a party; any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Praxis; or any applicable law, statute, ordinance, regulation or rule;

         (m) the issue of the Shares to Praxis is in compliance with the constating documents of FAIRCHILD; and

         (n)      Praxis is not a non-resident of Canada within the meaning of
                  Section 116 of the Income Tax Act (Canada).


(3)               If at any time prior to the Closing Date:

         (a) Praxis shall have failed to comply with any term or condition contained herein;

         (b) any representations and warranties set out in Section 6(2) is incorrect in any material respect;

         (c) there is any material default under debts owed by Praxis which default has not been cured within any applicable grace period; or

         (d)      any material final judgments are rendered against Praxis;


FAIRCHILD may terminate this Agreement upon written notice to Praxis.

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(4) All registration and recording fees payable to third parties in connection with the closing of the transactions outlined in this Section 6 shall be borne by Praxis.

SECTION 7 - PURCHASE OF ADDITIONAL SHARES

                  Praxis shall not purchase any Shares in addition to those to which Praxis is entitled pursuant to Section 6 unless such purchase is made in conjunction with or pursuant to an agreement between Praxis and FAIRCHILD for the acquisition by Praxis of voting control of FAIRCHILD.

                       PART III - RESEARCH AND DEVELOPMENT

SECTION 8 - RESEARCH PROJECTS

(1) Praxis shall conduct the Research Projects and perform all work described in

Schedule "C".

(2) Praxis shall commence work on October 1st, 1999 and shall use reasonable efforts to complete the Research Projects in accordance with the work schedule included as part of Schedule "C".

(3) The Research Projects shall be performed by Praxis in a thorough and diligent manner in accordance with Good Laboratory Practices and normal professional standards.

(4) Praxis shall report to FAIRCHILD at the times and in the manner set forth in

Schedule "C".

(5) FAIRCHILD shall pay to Praxis the total sum of $250,000.00 USD, after deduction for any loans to the company, payable as an initial payment of $62,500

USD


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and then in three equal quarterly instalments of $50,000 USD payable on the first day of each month commencing on January 1st, 2000 and a single, and final,

quarterly payment of $37,500 USD on October 1st, 2000, such payments to be exclusive of any taxes, whether municipal, provincial, federal or Goods and

Services. The funds paid by FAIRCHILD to Praxis pursuant to this Section 8 shall only be used by Praxis for the conduct of the Research Projects and shall only be expended in accordance with the budget included as part of Schedule "C",

unless Praxis obtains prior written authorization from FAIRCHILD.

(6) FAIRCHILD and Praxis shall, not less than once every three (3) months,

review and evaluate progress on the Research Projects. Following such reviews milestones as set out in Schedule C may be revised as and when needed by mutual agreement between FAIRCHILD and Praxis.

(7) Praxis shall use reasonable efforts to ensure that the technology used in the Research Projects does not infringe on any patents or proprietary rights of other persons.

SECTION 9 - RECORDS AND CONFIDENTIALITY

(1) Praxis shall maintain complete and accurate records of the activities conducted and results obtained pursuant to the Research Projects, all in accordance with good scientific practice. Upon written request from FAIRCHILD,

Praxis shall provide copies of any such records to FAIRCHILD.

(2) Praxis shall keep full, accurate and complete records of books of account relating to financial aspects of the Research Projects. FAIRCHILD, or a designate of FAIRCHILD, may from time to time upon reasonable prior written notice to Praxis examine, audit or have examined or audited the records and books of account of Praxis.

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(3) All data, reports, plans, records, logs and other information relating to the Research Projects shall be treated by Praxis and FAIRCHILD as the confidential property of both parties and both parties shall use all reasonable efforts to ensure that such information is kept strictly confidential during the term of this Agreement and for a period of ten (10) years thereafter. Nothing herein shall prevent Praxis from using, disclosing or authorizing disclosure of information:

         (a)      which is or becomes part of the public domain through no act or failure on the part of Praxis;

         (b)      which was in Praxis' possession prior to its development

                  pursuant to the Research Projects or prior to receipt or

                  acquisition from FAIRCHILD;

         (c)      which is disclosed to Praxis by a third party without a

                  covenant of confidentiality, provided that such third party is, to the knowledge of Praxis, under no obligation of

                  confidentiality with respect to the information; or

         (d)      with the prior written authorization of FAIRCHILD.


SECTION 10 - OWNERSHIP OF NEW INTELLECTUAL PROPERTY


(1) New Intellectual Property shall promptly be disclosed by Praxis to FAIRCHILD and thereafter shall be included as part of the Licensed Technology and licensed to FAIRCHILD pursuant to Section 11.

(2) All expenses connected with preparing, filing, prosecuting, obtaining,

maintaining and enforcing intellectual property rights related to the New

Intellectual Property shall be borne by FAIRCHILD.

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                                PART IV - LICENCE

SECTION 11 - GRANT


(1) Praxis hereby grants to FAIRCHILD an exclusive, world-wide sublicence under the Licensed Patent Applications and Licensed Patents, and an exclusive,

world-wide sublicence under the New Intellectual Property, to use the Licensed

Technology and to make, use and sell any products, compounds, compound uses,

processes, applications, methods or procedures within the Field of Use.


(2) FAIRCHILD shall be entitled to grant further sublicences of the rights granted by Praxis to FAIRCHILD pursuant to Section 11(1) hereof. FAIRCHILD shall advise Praxis in writing of any and all sublicences granted by FAIRCHILD in accordance with this Section 11(3) and shall provide Praxis with the following information:

         (a)      name of the sublicencee;

         (b)      the amount of any licence fee or royalties payable by the

                  sublicencee; and

         (c)      such further information as may be reasonably requested by

                  Praxis.


(3) FAIRCHILD may assign this Agreement to an Affiliate of FAIRCHILD or may transfer or assign the rights and obligations of FAIRCHILD pursuant to Parts

III, IV or V, or any combination thereof, to an Affiliate of FAIRCHILD.

FAIRCHILD shall advise Praxis in writing of any such transfer or assignment.

Notwithstanding any such transfer or assignment, FAIRCHILD shall at all times remain liable to Praxis for the performance of the obligations set out herein,

including the obligation to pay to Praxis a share of Net Revenue in accordance with Section 12.

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SECTION 12 - REVENUE


(1) Net Revenue shall be apportioned between the parties and FAIRCHILD shall pay to Praxis an amount equal to thirty five percent (35%) of Net Revenue of Praxis products for so long as there are Valid Claims.

(2) All payments required to be made pursuant to Section 12(1) shall be made according to Section 8(5).

SECTION 13 - RECORDS AND REPORTS


(1) FAIRCHILD shall keep full, accurate and complete records and books of account relating to Net Revenue and any amounts payable by FAIRCHILD to Praxis pursuant to Section 12 hereof.

(2) All payments made by FAIRCHILD to Praxis pursuant to Section 12 shall be accompanied by a report providing such information as is reasonably required by

Praxis to determine an accurate determination of the amounts payable by

FAIRCHILD to Praxis in accordance with Section 12.

(3) Praxis may from time to time, upon reasonable prior notice to FAIRCHILD have the records and books of account maintained by FAIRCHILD in accordance with

Section 13(1) hereof audited or examined by a duly authorized independent chartered accountant to ascertain the accuracy of the payments made. All costs of any audit, examination or report shall be payable by Praxis, unless the report discloses an underpayment of five (5%) percent or more, in which case the cost of the audit, examination or report shall be payable by FAIRCHILD.

SECTION 14 - PROTECTION, ENFORCEMENT AND INFRINGEMENTS



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                                      -14-

(1) Praxis shall permit FAIRCHILD to control and direct (including the selection of patent agents or patent attorneys) the preparation, filing and prosecution of all patent applications the subject of this Agreement included within the Field of Use of the Licensed Technology, including the New Intellectual Property.

Without limiting the generality of the foregoing, Praxis shall, upon FAIRCHILD's request and at FAIRCHILD's cost and expense, file and prosecute patent applications to protect the Licensed Technology in any country that a patent application has not been filed. FAIRCHILD shall consult with Praxis on the content of all patent applications and related filings. Praxis shall bear all costs related to the preparation, filing, prosecution and maintenance with respect to the Licensed Patents described on Schedule "A", the Licensed Patent

Applications described in Section 1(g)(i) and any other patents or Licensed

Patent Applications that disclose and claim the same inventions. FAIRCHILD shall pay all costs of preparing, filing, prosecuting and maintaining all Licensed

Patent Applications and Licensed Patents related to the New Intellectual

Property.

(2) If either party believes that any Licensed Patents are being infringed by another person, that party shall promptly notify the other party and shall provide any evidence of infringement which is reasonably available. FAIRCHILD shall have the first right and option, but not the obligation, to bring an action for infringement, at FAIRCHILD's sole cost and expense, against the alleged infringer. If FAIRCHILD elects to take such action, the conduct of the action shall be entirely under the direction and control of FAIRCHILD. If

FAIRCHILD exercises the rights contained herein, FAIRCHILD may name Praxis as a party plaintiff in such action, suit or proceeding, if reasonably necessary under the circumstances, provided that FAIRCHILD shall indemnify and hold Praxis and Anutech harmless from any costs or expenses incurred in connection with such action, suit or proceeding. Any damages or sums recovered by FAIRCHILD in any such action, suit or proceeding, or any settlement thereof, shall be retained by

FAIRCHILD, but, to the extent that the recovery reflects lost sales of Licensed

Products, the net amount after deducting expenses incurred by FAIRCHILD, shall be included as part of Net Revenue.

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(3) If FAIRCHILD elects not to pursue an action for infringement, whether alone or jointly with Praxis, Praxis shall have the right and option, but not the obligation, at Praxis's sole cost and expense, to bring the action for infringement against the alleged infringer. Any damages or sums recovered by

Praxis in such action, suit or proceeding, or any settlement thereof, shall be retained by Praxis, but, to the extent that the recovery reflects lost sales of

Licensed Products, Praxis shall pay to FAIRCHILD one-half of the net amount after deducting expenses incurred by Praxis.


(4) The parties shall cooperate in defending any impeachment, interference or infringement action, suit or proceeding brought against either Praxis or

FAIRCHILD related to the Licensed Technology.


(5) The parties shall not take any actions that may be reasonably known to compromise the position of the other party with respect to legal proceedings commenced or to be commenced or being defended by the other party.


(6) The parties shall render all reasonable assistance, including providing all documents in their possession and any witnesses as are or may be required in the conduct of any proceedings referred to herein. If any party renders such assistance at the request of another party, the requesting party shall reimburse the assisting party for expenses incurred to render such assistance.

SECTION 15 - WARRANTIES, INDEMNITIES AND INSURANCE


(1) Praxis represents and Warrants to FAIRCHILD that, as of the Closing Date:


         (a) Praxis owns or has valid and enforceable licenses of the Licensed Technology free and clear of all liens, charges, security interests

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                  and encumbrances, licences and other restrictions;

         (b) the Anutech Licence Agreement is in full force and effect, unamended and that neither Praxis nor Anutech are in default of any of the terms and conditions contained therein;

         (c) to the best of Praxis's knowledge and belief, the practising of the Licensed Technology will not infringe the rights of any other person; and

         (d) to the best of Praxis's knowledge and belief, it is not aware of any activities or conduct of any other person that would constitute infringement of the Licensed Technology.


(2) The parties shall assume and be liable for their own losses, damages and expenses of any nature whatsoever which they may suffer, sustain, pay or incur by reason of any matter or thing arising out of, or in any way related to this

Agreement, except for such losses, costs, damages and expenses as are the result of the wilful breach of any term herein by the other party or the wilful or negligent acts or omissions of the other party.


(3) Each party shall indemnify and hold harmless the other party, its employees and agents, from and against any and all claims, demands and costs whatsoever that may arise out of, directly or indirectly, the indemnifying party's performance of this Agreement or that of the indemnifying party's employees or agents. Such indemnifications shall survive this Agreement.


(4) Praxis shall, at its own expense and without limiting its liabilities herein, maintain comprehensive or commercial general liability insurance with an insurer in an amount not less than $1,000,000.00 per occurrence (annual general aggregate, if any, not less than $2,000,000.00), insuring against bodily injury,

personal injury and property damage, including loss of use thereof. Such insurance shall include blanket contractual liability.

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(5) From the date that any Product arising out of the the Licenced Technology is first applied for therapeutic human use (and for the term or foreseeable term of the human use) FAIRCHILD undertakes to hold product liability insurance to the value of at least $10,000,000.00. Such policies shall name Praxis as additional insureds and shall be purchased from a reputable insurer. Certificates evidencing the coverage shall be provided to Praxis.


SECTION 17 - REGULATORY APPROVALS

(1) FAIRCHILD shall use reasonable efforts to obtain Regulatory Approvals.

(2) Praxis shall assist FAIRCHILD in obtaining Regulatory Approvals in the various countries by providing such information and data as may be in the possession of Praxis necessary for or of assistance in obtaining any Regulatory

Approvals. FAIRCHILD shall be responsible for all regulatory, agency, filing,

inspection and other fees and expenses and charges incurred in connection with obtaining any Regulatory Approvals pursuant to Section 17(1).


(3) Praxis shall ensure that all information and data generated by Praxis that is related to the Clinical Trials or would be of any assistance to FAIRCHILD in obtaining Regulatory Approvals shall be maintained in a form suitable for submission to regulatory authorities and shall at all times be kept secure and confidential.

                                PART VI - GENERAL

SECTION 18 - TERM AND TERMINATION


(1) The term of this Agreement shall expire on the expiration of the last

Licensed Patent. Upon the expiration of this Agreement, FAIRCHILD's licence


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pursuant to Section 11 shall become a fully paid-up, perpetual licence.

(2) This Agreement may be terminated at any time upon the mutual agreement of the parties.

(3)               If:

         (a) either party has breached any of its obligations pursuant to this Agreement and fails to remedy such breach or to commence and diligently pursue reasonable steps to remedy such breach within sixty (60) days after notice in writing from the other party;

         (b) either party becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding up or termination of either parties existence or the liquidation of its assets; or

         (c) a trustee, receiver, receiver manager or like person is appointed with respect to the business or assets of a party;


the party in default may terminate this Agreement by giving written notice to the party in default.

(4) If Praxis is in default of any of its obligations related to the performance of the Research Projects, and has failed to remedy such breach within sixty (60)

days after notice in writing from FAIRCHILD, FAIRCHILD may terminate the

Research Projects immediately upon written notice to Praxis. If FAIRCHILD terminates the Research Projects in accordance with this Section 18(4):

         (a) FAIRCHILD shall reimburse Praxis for costs and expenses incurred in accordance with the budget included as part of Schedule "C" to the date of termination;

         (b) FAIRCHILD shall have no further obligation with respect to the conduct of

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                                      -19-
                  the Research Projects or any costs and expenses related thereto;

         (c) notwithstanding the termination of the Research Project, all New Intellectual Property developed prior to the date of termination shall be disclosed by Praxis to FAIRCHILD and shall be included as part of the Licensed Technology and licensed to FAIRCHILD pursuant to Section 11; and

         (d) FAIRCHILD shall have the right to complete the Research Project, or any part thereof at its own cost and expense and any results; improvements to Intellectual Property sublicenced from Praxis under the terms of this Agreement; new patents and patent applications arising from this shall be deemed to be New Intellectual Property.


(5) The following sections shall survive termination of this Agreement: 1, 2, 3,

4, 5, 9 and 15.

SECTION 19 - PUBLICITY


(1) A copy of all public announcements and press releases which either party intends to release or make regarding products or technology covered by the licence shall be provided to the other party prior to being released or made.

Any public announcement or news release that names, refers to or in any way identifies both parties shall be approved by both parties prior to being released or made. Each party shall respond to a request for approval within five

(5) working days of receipt of the copy and the approval of each party shall not be unreasonably withheld.


(2) If either party is prevented from complying with Section 19(1) as a result of the requirements of a Securities Commission or other regulatory body, the party shall not be considered to be in breach of this Agreement, but shall use reasonable efforts to consult with and keep the other party informed.


(3) The parties shall not use each other's name in any advertising material without the prior written consent of the other party, which consent may be arbitrarily

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                                      -20-
withheld.


(4) Subject to subsection (3), FAIRCHILD shall be responsible for and have control of labelling of Licensed Products.


SECTION 20 - COMPLIANCE WITH LAWS


                  The parties shall observe and comply with all applicable laws,

ordinances, codes and regulations of Government agencies, including Federal,

Provincial, Municipal and local governing bodies having jurisdiction.

SECTION 21 - RELATIONSHIP


                  Nothing in this Agreement shall be construed as:

         (a) constituting either party as the agent, employee or representative of the other party; or

         (b) creating a partnership or as imposing upon either party any partnership duty, obligation or liability to the other party.


SECTION 22 - NOTICES


                  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent to the following addresses or such other addresses as the relevant party may notify from time to time:

                           TO: William B Cowden, CEO
                           Praxis Pharmaceuticals Inc.
                           GPO Box 1978
                           Canberra, ACT, Australia 2601
                           Facsimile: 61 2 6279 9758

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                                      -21-

                           TO:  Byron Cox
                           FAIRCHILD INTERNATIONAL Inc.
                           #600 - 595 Hornby Street
                           Vancouver, British Columbia   V6C 1A4
                           Facsimile:  (604) 646-5649


Notices sent by prepaid registered mail shall be deemed to be received by the addressee on the 7th day (excluding Saturdays, Sundays, statutory holidays and any period of postal disruption) following the mailing thereof. Notices personally served or transmitted by facsimile shall be deemed received when actually delivered or transmitted, provided such delivery shall be made during normal business hours.


SECTION 23 - ASSIGNMENT


                  Except as expressly permitted pursuant to Section 11, the

parties shall not assign this Agreement or any part thereof, or any rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.


SECTION 24 - FURTHER ASSURANCES


                  The parties shall with reasonable diligence take all action,

do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.


SECTION 25 - SETTLEMENT OF DISPUTES


(1) If there is any dispute or disagreement related to or arising out of this

Agreement (the "Disagreement") the parties shall refer the Disagreement for resolution

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                                      -22-
to their respective Chief Executive Officers, or their nominees.


(2) If the Disagreement is not resolved pursuant to Section 25(1) within thirty

(30) days (or such longer period as agreed upon between the parties), a mediator shall be appointed by the parties who shall assist the parties in resolving the

Disagreement.


(3) If the Disagreement is not resolved under Section 25(2) within thirty (30)

days (or such longer period as agreed upon between the parties) either party may refer the Disagreement to be resolved by arbitration conducted as follows:


         (a) either party may require arbitration by giving written notice to arbitrate to the other party, which written notice shall identify the nature of the Disagreement;

         (b) if the parties are able to agree upon a single arbitrator, the arbitration shall be conducted before the single arbitrator;

         (c) if the parties have been unable to agree upon the selection of a single arbitrator within two (2) weeks after receipt of the notice requiring arbitration, each party shall within one (1) further week, by notice in writing given to the other party, nominate one neutral arbitrator. If either party fails to nominate an arbitrator in accordance with this clause, the arbitrator so nominated shall proceed to conduct the arbitration alone. If both parties nominate neutral arbitrators in accordance with this clause, the two arbitrators so nominated shall nominate a third arbitrator within one (1) week of their nomination;

         (d) the arbitrator or arbitrators shall immediately proceed to hear and determine the Disagreement. The parties agree that it is important that all Disagreements be resolved promptly and the parties therefore agree that the arbitration shall be required to be conducted expeditiously and that the final disposition shall be accomplished within two (2) weeks. The parties shall ensure that the arbitrator or arbitrators upon accepting the nomination shall agree that the arbitrator has time available for the timely handling of the arbitration in order to achieve final disposition within two (2) weeks;

         (e) the decision of the arbitrator or arbitrators shall be rendered in writing, without reasons and shall be promptly served upon both parties. If the arbitration is being conducted before a panel of three arbitrators, the decision of any two of the three arbitrators shall be decision of the arbitration panel. The decision of the arbitrator or arbitrators shall be binding upon the parties;

         (f) in the event of the death, resignation, incapacity, neglect or refusal to act of any arbitrator, and if the neglect or refusal continues for a period of five (5) days after notice in writing of such has been given by either party, another arbitrator shall be nominated to replace the arbitrator by the person who has originally nominated that arbitrator;

         (g) the costs of the arbitration shall be in the discretion of the arbitrators, and shall be borne by the parties in accordance with the decision of the arbitrators;


SECTION 26 - ENUREMENT

                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


                  IN WITNESS WHEREOF the parties hereto have executed this

Agreement as of the day and year first above written.

                                PRAXIS PHARMACEUTICALS, INC.

                                Per:      /S/ BRETT CHARLTON (PRESIDENT)

                                Per:

                                FAIRCHILD INTERNATIONAL INC.

                                Per:      /S/ BYRON COX

                                Per:



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